Exhibit 99.1

Limelight-Gaikai Strategic Partnership Leads

to Industry-Defining Joint Success

Phoenix, AZ, July 3, 2012 – Limelight Networks, Inc. (Nasdaq:LLNW), the global leader in Digital Presence Management and Delivery, today announced a major milestone in its strategic partnership with Gaikai Inc., the world’s leading interactive cloud-based gaming company. On June 30, 2012 (Japan Time), Sony announced that it had entered into a definitive agreement to acquire Gaikai Inc., for approximately USD 380 million.

In May 2010, Limelight made a strategic investment in Gaikai, the private cloud-based gaming technology company that allows users to play major PC and console games through a web browser. Limelight expects to receive proceeds in excess of $11 million upon completion of the transaction.

About Limelight Networks

Limelight Networks, Inc. (NASDAQ:LLNW) is a global leader in digital presence management and delivery. Limelight’s Orchestrate digital presence solution is an integrated suite of cloud-based applications, which allows organizations to optimize all aspects of their online digital presence across web, mobile, social, and large screen channels. Delivered exclusively as a service, Orchestrate leverages Limelight’s scalable, high-performance global computing platform to offer advanced features for: website content management, personalization, and targeting; video publishing; mobile enablement; content delivery; transcoding; and cloud storage – combined with social media integration and powerful analytics. Limelight’s team of digital presence experts help organizations streamline processes and optimize business results across all customer interaction channels, helping them deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance their customer relationships – all while reducing costs. For more information, please visit www.limelight.com, and be sure to follow us on Twitter at www.twitter.com/llnw.

Copyright © 2012 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.

Media Contact:

Heather Miller

215.867.8600 × 239

media@llnw.com

Investor Relations Contact:

Gillian Reckler

602-753-6965

ir@llnw.com